Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GAMCO INVESTORS, INC.

__________________________________
Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

GAMCO Investors, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST                      The name of the Corporation is: GAMCO Investors, Inc.

SECOND                 The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 14, 2013.

THIRD                     The Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the Corporation’s original Certificate of Incorporation in its entirety, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, by the board of directors and stockholders of the Corporation.

FOURTH                 The original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety, as set forth on Exhibit A, attached hereto.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by an authorized officer of the Corporation, this 20th day of November, 2013.

GAMCO Investors, Inc.

By:	/s/ Douglas R. Jamieson
	Name:	Douglas R. Jamieson
	Title:	President

Exhibit A to Certificate of Incorporation

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GAMCO INVESTORS, INC.
__________________________________

FIRST                    The name of this Corporation is: GAMCO Investors, Inc. (the “Corporation”).

SECOND               The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is: 874 Walker Road, Suite C, Dover, DE 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is: United Corporate Services, Inc.

THIRD                   The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH               (a)  The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 210,000,000 shares, consisting of: (i) 100,000,000 shares of Class A Common Stock, par value of $.001 per share (the “Class A Common Stock”), (ii) 100,000,000 shares of Class B Common Stock, par value of $.001 per share (the “Class B Common Stock”), and (iii) 10,000,000 shares of Preferred Stock, having a par value of $.001 per share (the “Preferred Stock”).  The powers, preferences and rights, and the qualifications, limitations and restrictions of each class of stock of the Corporation are as follows:

(b)           Common Stock.

1.           Voting.  (A)  At each annual or special meeting of stockholders, in the case of any written consent of stockholders in lieu of a meeting and for all other purposes, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Class A Common Stock standing in such person’s name on the stock transfer records of the Corporation, and each holder of record of Class B Common Stock on the relevant record date shall be entitled to ten (10) votes for each share of Class B Common Stock standing in such person’s name on the stock transfer records of the Corporation.  Except as otherwise required by law and subject to the rights of holders of any series of Preferred Stock of the Corporation that may be issued from time to time, the holders of shares of Class A Common Stock and of shares of Class B Common Stock shall vote as a single class on all matters with respect to which a vote of the stockholders of the Corporation is required under applicable law, the Certificate of Incorporation, or the By-laws of the Corporation, or on which a vote of stockholders is otherwise duly called for by the Corporation, including, but not limited to, the election of directors, matters concerning the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, mergers or consolidations with another entity or entities, dissolution of the Corporation and amendments to the Certificate of Incorporation of the Corporation.  Except as otherwise provided in this Article FOURTH or required by applicable law, whenever applicable law, the Certificate of Incorporation of the Corporation or the By-laws of the Corporation provide for the necessity of an affirmative vote of the stockholders entitled to cast at least a “majority (or any other greater percentage) of the votes which all stockholders are entitled to cast thereon,” or a “majority (or any other greater percentage) of the Voting Stock” (as defined below), or language of similar effect, any and all such language shall mean that the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote as one class and that such majority (or any other greater percentage) consists of a majority (or such other greater percentage) of the total number of votes entitled to be cast in accordance with the provisions of this Article FOURTH.  For purposes of this Certificate of Incorporation, “Voting Stock” shall mean all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, considered as a single class.

(B)           Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

2.           Dividends; Stock Splits.  Subject to the rights of the holders of shares of any series of Preferred Stock, and subject to any other provisions of the Certificate of Incorporation of the Corporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor.  If at any time a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of common stock or other voting securities or options or warrants to purchase shares of common stock or other voting securities or securities convertible into or exchangeable for shares of common stock or other voting securities) is paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be paid on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.  If at any time a dividend or other distribution payable in shares of common stock or options or warrants to purchase shares of common stock or securities convertible into or exchangeable for shares of common stock is paid on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if shares of Class A Common Stock or other voting securities, or options or warrants to purchase shares of Class A Common Stock or other voting securities or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities, are paid on shares of Class A Common Stock and shares of Class B Common Stock or voting securities identical to the other securities paid on the shares of Class A Common Stock (except that the voting securities paid on the Class B Common Stock may have up to ten (10) times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.  In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

3.           Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders, subject to the rights of the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

4.           Mergers, etc.  In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall receive the same consideration on a per share basis; provided that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Class B Common Stock may receive, on a per share basis, voting securities with up to ten (10) times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten (10) times the number of votes per share as the voting securities issuable upon exercise of the options or warrants to be received by the holders of the shares of Class A Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Class A Common Stock may be converted or exchanged).

5.           Power to Sell and Purchase Shares.  Subject to applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

6.           Rights Otherwise Identical.  Except as otherwise expressly set forth in this Article FOURTH, the rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock shall be in all respects identical.

7.           Preemptive Rights.  The holders of the Class A and Class B Common Stock shall have no preemptive rights to subscribe for any shares of any class or series of stock of the Corporation whether now or hereafter authorized.

(c)           Preferred Stock.

1.           The holders of the Preferred Stock shall have no preemptive rights to subscribe for any shares of any class or series of stock of the Corporation whether now or hereafter authorized.

2.           The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized to establish and designate one or more series of the Preferred Stock, to issue shares of the Preferred Stock in such series and to fix the number of shares in a series, the rights, designations, powers and preferences, and the qualifications, limitations and restrictions, of each series and the relative rights, preferences and limitations as between series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(A)       the number of shares constituting that series and the distinctive designation of that series;

(B)        the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the rights of priority, if any, of payments of dividends on shares of that series relative to shares of other classes or series;

(C)        whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(D)        whether that series shall have conversion or exchange privileges or be subject to conversion or exchange obligations, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(E)        whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(F)        whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(G)        the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation;

(H)        the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the rights of priority, if any, of payment of shares of that series relative to shares of other classes or series;

(I)         any restrictions on transfers of shares of that series; and

(J)         any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

FIFTH                     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)           The Board of Directors shall have the power to make, adopt, alter, amend and repeal the By-laws of the Corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors that shall constitute the whole Board of Directors, subject to the right of the stockholders to alter, amend and repeal the By-laws made by the Board of Directors.

(c)           The number of directors of the Corporation shall consist of one or more members and shall be from time to time fixed by, or in the manner provided in, the By-laws of the Corporation.  Election of directors need not be by written ballot unless the By-laws so provide.

(d)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-laws had not been adopted.

(e)           Subject to any rights of holders of Preferred Stock or any other series or class of stock, any member of the Board of Directors or the entire Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by the holders of a majority of the shares entitled to vote at an election of directors.

(f)            Subject to any rights of holders of Preferred Stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

SIXTH                    (a)  To the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b)           The Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless and advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SIXTH and applicable law shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

(c)           Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH              The Corporation hereby expressly elects not to be governed by or subject to Section 203 of the DGCL.

EIGHTH                 The Corporation, GGCP, Inc. (“GGCP”) and other Gabellis (as defined below) may engage in the same areas of corporate opportunities, and benefits will be derived by the Corporation through its continued contractual, corporate and business relations with GGCP and other Gabellis (including possible service of officers and directors of GGCP, or any other Gabelli, as officers and directors of the Corporation).  The provisions of this Article EIGHTH are set forth to regulate and define the permitted conduct of certain affairs of the Corporation as they may involve a Gabelli (including GGCP) and their officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(a)           Definitions.  For purposes of this Article EIGHTH:

(1)           “corporate opportunities” potentially allocable to the Corporation consist of business opportunities that (i) the Corporation is financially able to undertake; (ii) are, from their nature, in the Corporation’s actual line or lines of business and are of practical advantage to the Corporation; and (iii) are ones in which the Corporation has an interest or reasonable expectancy; provided, that “corporate opportunities” do not include transactions in which the Corporation or a Gabelli is permitted to participate pursuant to any agreement between the Corporation and such Gabelli that is entered into with the approval of the members of the Board of Directors and do not include passive investments;

(2)           the “Corporation” includes its subsidiaries and other entities in which it beneficially owns, directly or indirectly, 50% or more of the outstanding voting securities or comparable interests;

(3)           a “Gabelli” includes (i) Mr. Gabelli (as hereinafter defined), so long as he is an officer or director of the Corporation or beneficially owns a controlling interest in the Corporation, (ii) any member of his “immediate family” (which shall include Mr. Gabelli’s spouse, parents, children and siblings) who is at the time an officer or director of the Corporation and (iii) any entity in which persons qualifying as Gabellis pursuant to clauses (i) and (ii) above beneficially own in the aggregate a controlling interest of the outstanding voting securities or comparable interests;

(4)           “Mr. Gabelli” means Mr. Mario J. Gabelli;

(5)           “Permissible Accounts” mean (i) those investment funds and accounts currently managed by Mr. Gabelli outside the Corporation under performance fee arrangements but only to the extent, in the case of an investment fund, such fund’s investors consist solely of one or more of the persons who were investors as of the date of the initial issuance of the Corporation’s Class A Common Stock in the public offering contemplated by the Corporation’s Registration Statement on Form S-1 (File No. 333-51023) (the “IPO Consummation Date”) and the successors, heirs, donees or immediate families thereof and, in the case of an investment account, the parties to such account are solely one or more of the persons who were parties to such account as of the IPO Consummation Date and the successors, heirs, donees or immediate families thereof (collectively, “Qualifying Persons”) and (ii) successor funds and accounts which serve no persons other than the Qualifying Persons referred to in clause (i), which funds and accounts operate according to an investment style similar to such other accounts or funds and which style is not used at the Corporation as of the IPO Consummation Date and which are subject to performance fee arrangements; and

(6)           “Trigger Date” means the date on which Mr. Gabelli “beneficially” owns (within the meaning of Section 13(d) of the of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect on the effective date of this Certificate of Incorporation) less than a majority of the voting power of the Voting Stock.

(b)           Corporate Opportunities Policy.

(1)           Except with respect to corporate opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and the Corporation, such Gabelli will have a duty to communicate that opportunity to the Corporation and may not pursue that opportunity or direct it to another person except as permitted by paragraph (3) of this Section (b) of Article EIGHTH.

(2)           If a director or officer of the Corporation other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and a Gabelli, such director or officer must act in good faith in accordance with the following two-part policy.

(A)           A corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to the Corporation, as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of the Corporation, respectively.  Otherwise, the opportunity will belong to the Corporation to the same extent as if the opportunity came directly to the Corporation.

(B)           A corporate opportunity offered to any person who is an officer (whether or not a director) of the Corporation and who is also a director or an officer of an entity which is at the time a Gabelli will belong to the Corporation, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

To the fullest extent permitted by law, a director or officer of the Corporation (other than a Gabelli) who acts in accordance with the foregoing two-part policy (i) will be deemed fully to have satisfied his or her fiduciary duties to the Corporation and its stockholders with respect to such corporate opportunity, (ii) will not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to the Corporation, (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Corporation, and (iv) will be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom.

(3)           Any corporate opportunity that belongs to a Gabelli or to the Corporation pursuant to the foregoing paragraphs shall not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or the Corporation, as the case may be, determines not to pursue the opportunity.  If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

(c)           Conflict of Interest Policy.  (1)  To the fullest extent permitted by law, no contract, agreement, arrangement, or transaction between the Corporation and a Gabelli or any customer or supplier or any entity in which a director of the Corporation has a financial interest (a “Related Entity”), or one or more of the directors or officers of the Corporation, or any Related Entity, any amendment, modification, or termination thereof, or any waiver of any right thereunder, will be voidable solely because a Gabelli or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Corporation or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors, or committee thereof, that authorizes the contract, agreement, arrangement, transaction, amendment, modification, termination, or waiver (each a “Transaction”) or solely because their votes are counted for such purpose, if any of the following four requirements are met:

(A)           the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(B)           the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(C)           the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(D)           the Transaction is fair to the Corporation as of the time it is approved by the Board of Directors, a committee thereof or the stockholders of the Corporation.

(2)           To the fullest extent permitted by law, if the requirements of (A), (B), (C) or (D) of paragraph (1) above are met, such Gabelli, the Related Entity, and the directors and officers of the Corporation, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Corporation and its stockholders with respect to such Transaction.

(3)           To the fullest extent permitted by law, any Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (A), (B), or (C) above, will be deemed to be entirely fair to the Corporation and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the Corporation and its stockholders.  To the fullest extent permitted by law and this Certificate of Incorporation, a Gabelli will not be liable to the Corporation or its stockholders for breach of any fiduciary duty that a Gabelli may have as a director of the Corporation by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and the Corporation.

(d)           For purposes of the provisions contained in this Article EIGHTH, a “disinterested director” shall mean a director that is not a Gabelli and who does not have a financial interest in the Transaction and interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

(e)           Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend, or repeal any of these conflict of interest or corporate opportunity provisions contained in this Article EIGHTH in a manner adverse to the interests of any Gabelli.  After the Trigger Date, such required vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions contained herein.